SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2014

USMD Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35639	27-2866866
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6333 North State Highway 161, Suite 200

Irving, Texas 75038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 493-4000

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Effective June 25, 2014, Michael W. Bukosky, age 60, has been promoted to serve as the chief administrative officer of USMD Holdings, Inc. (“USMD”). As chief administrative officer, he will be responsible for overseeing operations of USMD’s physician group, consisting of more than 250 physicians and associate practitioners and nearly 70 clinics across the Dallas-Fort Worth metroplex. Mr. Bukosky will manage clinic efficiencies, patient throughput and patient experiences of the entire clinical services division at USMD. Mr. Bukosky will also oversee several departments, including marketing, human resources, physician revenue cycle, purchasing and diagnostic services, which support USMD and its operations.

Mr. Bukosky was hired in March 2014 to serve as president of USMD PPM, LLC, USMD’s physician practice management group and a wholly-owned subsidiary, and will continue in that role. Prior to joining USMD, Mr. Bukosky was the chief executive offer of University of Louisville Physicians in Louisville, Kentucky and, prior to that, was that executive vice president and chief administrative officer of Carle Clinic Association in Urbana, Illinois. He has more than 20 years of experience working in administration at Scott and White in Temple, Texas, including serving as its executive director. Mr. Bukosky is active in the American Medical Group Association and has served on its board of directors since 2005. He has also served as its chairman of the board, secretary and treasurer. Mr. Bukosky received a Bachelor of Science in Business Administration and Accounting from Kings College in Wilkes-Barre, Pennsylvania, and his Master’s degree in Healthcare Administration from Southwest Texas State University in San Marcos, Texas.

Mr. Bukosky receives an annual salary of $380,000 per year. He will be eligible for an annual bonus of up to 70% of his base compensation. The amount and timing of bonus compensation, and whether any bonus compensation will be paid in cash, securities, or another form of consideration, will be determined at the sole discretion of USMD’s Board of Directors. In addition to an annual salary and bonus, Mr. Bukosky was awarded options to purchase 100,000 shares of common stock under the 2010 USMD Holdings, Inc. Equity Compensation Plan. The grant date of the options was March 7, 2014 and the strike price is $15.54. Options for 20,000 shares vested on the grant date and the remaining options will vest at a rate of 20,000 shares per year on the first day of each calendar year, beginning on January 1, 2015, until fully vested. The options expire on March 7, 2022.

In addition, Mr. Bukosky has entered into a severance agreement with USMD. Under the terms of the severance agreement, if Mr. Bukosky’s employment is terminated by USMD for any reason other than a “Termination for Cause” (as defined in the severance agreement) or if he terminates his employment in a “Termination for Good Reason” (as defined in the severance agreement), Mr. Bukosky will receive a separation payment equal to 12 months of base salary if the termination occurs during the first two years after the commencement of his employment with USMD, or 18 months of base salary if the termination occurs more than two years after the commencement of his employment with USMD. This severance payment is subject to Mr. Bukosky’s execution of a release agreement releasing USMD and its affiliates from any claims arising out of his employment with USMD. The foregoing summary of the severance agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the severance agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

There is no family relationship between Mr. Bukosky and any director or executive officer of USMD and there is no transaction between Mr. Bukosky and USMD that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Severance Agreement dated as of March 6, 2014 by and between USMD Holdings, Inc. and Michael W. Bukosky

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USMD HOLDINGS, INC.

Date: June 25, 2014	By:	/s/ Carolyn Jones
Carolyn Jones
Chief Financial Officer